ROYAL ROAD MINERALS LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2015

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

The following is management’s discussion and analysis (“MD&A”) of the consolidated financial condition and results of operations of Royal Road Minerals Limited (formerly Tigris Resources Limited, the “Company” or “RRM”) constitutes management’s review of the factors that affected the Company’s financial and operating performance for the year ended December 31, 2015. This MD&A was written to comply with the requirements of National Instrument 51-102 – Continuous Disclosure Obligations. This discussion should be read in conjunction with the audited annual consolidated financial statements of the Company for the fiscal years ended December 31, 2015 and 2014, together with the notes thereto. This MD&A contains references to Canadian dollars, United States dollars, British pounds sterling and Turkish Lira. All amounts are presented in Canadian dollars, unless otherwise indicated, and United States dollars and British pounds sterling are referred to as “US$” and “£”, respectively. In the opinion of management, all adjustments (which consist only of normal recurring adjustments) considered necessary for a fair presentation have been included. Information contained herein is presented as at April 28, 2016, unless otherwise indicated.

The Company’s consolidated financial statements and the financial information contained in this MD&A are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the IFRS Interpretations Committee.

For the purposes of preparing this MD&A, management, in conjunction with the Board of Directors, considers the materiality of information. Information is considered material if: (i) such information results in, or would reasonably be expected to result in, a significant change in the market price or value of RRM common shares; or (ii) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; or (iii) it would significantly alter the total mix of information available to investors. Management, in conjunction with the Board of Directors, evaluates materiality with reference to all relevant circumstances, including potential market sensitivity.

Further information about the Company and its operations can be obtained from the offices of the Company or on SEDAR at www.sedar.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this MD&A constitute forward-looking statements; as such term is defined under applicable securities laws. These statements relate to future events or future performance and reflect management’s expectations and assumptions regarding the growth, results of operations, performances and business prospects and opportunities of the Company. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “intend”, “will”, “project”, “could”, “believe”, “predict”, “potential”, “should” or the negative of these terms or other similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or events to differ materially from those anticipated, discussed or implied in such forward-looking statements. The Company believes the expectations reflected in such forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this MD&A and should be considered carefully and investors should not place undue reliance on them as the Company cannot assure investors that actual results will be consistent with these forward-looking statements.

These statements speak only as of the date of this MD&A. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: (i) general business and economic conditions; (ii) the supply and demand for, deliveries of, and the level and volatility of prices of gold and other precious metals; (iii) the timing of the receipt of any outstanding regulatory and governmental approvals for the Company’s projects; (iv) the ability to meet social and environmental standards and expectations; (v) the availability of financing for the Company’s development of its properties on reasonable terms; (vi) the ability to procure equipment and operating supplies in sufficient quantities and on a timely basis; (vii) the ability to attract and retain skilled staff; (viii) exploration and development timetables; and (ix) capital expenditure and operating cost estimates.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

These forward-looking statements involve risks and uncertainties relating to, among other things, exploration and development risks, changes in commodity and, particularly, gold prices, access to skilled mining personnel, results of exploration and development activities, uninsured risks, regulatory changes, defects in title, availability of materials and equipment, timeliness of government approvals and unanticipated environmental impacts on operations. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors contained in this MD&A. Investors should not place undue reliance on forward-looking statements as the plans, intentions or expectations upon which they are based might not occur. The Company cautions that the foregoing list of important factors is not exhaustive. The forward-looking statements contained in this MD&A are expressly qualified by this cautionary statement. The Company does not undertake any obligation to publicly update or revise any forward-looking statements except as expressly required by applicable securities law.

As at April 28, 2016, the directors and officers of the Company are:

Dr. Timothy Coughlin, President and CEO
Ms. Cindy Davis, CFO
Mr. Eric Lowy, Corporate Secretary
Mr. Peter Mullens, Director
Mr. Hugh Devlin, Director
Mr. Vernon Arseneault, Director
Mr. Donald R. Njegovan, Director

The Company and its Operations

Overview

The Company was incorporated under the Companies (Jersey) Law 1991 on May 6, 2010 as “Tigris Resources Limited”. On April 10, 2015, the Company changed its name to “Royal Road Minerals Limited” (“RRM” or the “Company”) and amended its share capital structure by converting all of its par value shares to no par value shares and consolidating its then outstanding shares on the basis of two pre-consolidation shares for every one post-consolidation share. On April 15, 2015, the Company completed a business combination transaction (the “Arrangement”) by way of an arrangement under the Business Corporations Act (Alberta), whereby the Company acquired its wholly-owned subsidiary Royal Road Minerals Canada Limited (“RRMC”), a corporation resulting from the amalgamation of Kirkcaldy Capital Corp. (“Kirkcaldy”) and Royal Road Minerals Canada Limited (“Tigris Subco”). As a result of the Arrangement, on April 20, 2015, the ordinary shares (the “Ordinary Shares”) of the Company were listed and commenced trading on the TSX Venture Exchange (the “TSXV”) under the trading symbol “RYR”. The Company’s registered and head office is located at 4 Wharf Street, Suite 30, St. Helier, Jersey, Channel Islands, JE2 3NR.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Recent Developments

Developments in 2016 Year to Date

La Redencion Option Agreement

On April 4, 2016, the Company announced that it entered into an option agreement (the “La Redencion Option Agreement”) effective as of March 31, 2016, with Mesias Oliver Acosta Benavides, Euberto Ernesto Calderón and Jesús Yerobi Santander (collectively, the “Optionors”) to acquire 100% of the La Redención gold project, which is located approximately 450 meters north of the license boundary of the Company’s La Golondrina gold project in the Nariño Province of southern Colombia. The La Redencion Option Agreement is described in more detail below.

Private Placement Financing

On April 15, 2016, the Company closed the first tranche of a non-brokered private placement (the "2016 Private Placement") of 20,748,000 units (each a "Unit") of the Company at a purchase price of $0.05 per Unit for aggregate gross proceeds of $1,037,400. On April 25, 2016, the Company closed the second and final tranche of its 2016 Private Placement of 5,845,000 Units of the Company at a purchase price of $0.05 per Unit for aggregate gross proceeds of $292,250. Each Unit will be comprised of one ordinary share of the Company and one-half of one ordinary share purchase warrant (each whole warrant a "Warrant"). Each Warrant will entitle the holder thereof to acquire one ordinary share of the Company at a price of $0.10 for a period of 24 months from the date of issuance.

In connection with the 2016 Private Placement, the Company agreed to pay a cash commission to certain parties in an amount equal to 6% of the aggregate proceeds received from investors sourced by such parties. Closing of the 2016 Private Placement is subject to the approval of the TSXV. All the securities issued under the 2016 Private Placement are subject to resale restrictions under applicable securities laws.

Developments in 2015

Arrangement Transaction

On April 15, 2015, the Company completed a business combination transaction (the “Arrangement”) by way of an arrangement under the Business Corporations Act (Alberta) involving Kirkcaldy, the security holders of Kirkcaldy, the Company, Tigris Subco, and the security holders of Tigris Subco, as the “Qualifying Transaction” (as such term is defined within the meaning of Policy 2.4 of the TSX Venture Exchange (the “TSXV”)) of Kirkcaldy, which was a “capital pool company” as such term is defined in the policies of the TSXV. Pursuant to the Arrangement, Kirkcaldy and Tigris Subco amalgamated under the ABCA to form RRMC, and upon such amalgamation:

(a)

each common share (a “Tigris Subco Share”) in the capital of Tigris Subco, each warrant (a “Tigris Subco Warrant”) of Tigris Subco exercisable into Tigris Subco Shares and each warrant (a “Tigris Subco Finder Warrant”) of Tigris Subco exercisable into Tigris Subco Shares and issued to finders under the Private Placement (as defined below) were exchanged such that each holder of Tigris Subco Shares was issued 0.5 of an ordinary share (an “Ordinary Share”) of the Company for each Tigris Subco Share held, each holder of Tigris Subco Warrants was issued a warrant to acquire a number of Ordinary Shares equal to the number of Tigris Subco Shares underlying the Tigris Subco Warrant after giving effect to the RRM share consolidation described herein and each holder of Tigris Subco Finder Warrants was issued a warrant to acquire a number of Ordinary Shares equal to the number of Tigris Subco Shares underlying the Tigris Subco Finder Warrants after giving effect to the RRM share consolidation;

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

(b)

each common share (a “Kirkcaldy Share”) in the capital of Kirkcaldy and each outstanding option (a “Kirkcaldy Option”) of Kirkcaldy to purchase Kirkcaldy Shares was exchanged such that each holder of Kirkcaldy Shares was issued 0.5 of an Ordinary Share for each Kirkcaldy Share held and each holder of Kirkcaldy Options was granted an option to acquire a number of Ordinary Share equal to the number of Kirkcaldy Shares underlying the Kirkcaldy Options multiplied by 0.5; and

(c)

each Tigris Subco Share outstanding that was held by the Company was cancelled and the Company was issued an aggregate of one (1) share of RRMC in consideration for (A) all Ordinary Shares issued to former holders of Kirkcaldy Shares and former holders of Tigris Subco Shares, and (B) the cancellation of all Tigris Subco Shares held by the Company immediately prior to effecting the Arrangement.

Prior to the Arrangement, the Company consolidated the Ordinary Shares on a 2-for-1 basis and changed its name from “Tigris Resources Limited” to “Royal Road Minerals Limited.”

The Arrangement was approved by the Court of Queen’s Bench of Alberta pursuant to a final order dated April 15, 2015 and by the security holders of Kirkcaldy on April 14, 2015. On April 10, 2015, the security holders of Tigris Subco also approved the Arrangement and the shareholders of the Company approved certain related matters, including the Company’s name change and the consolidation.

As a result of the Arrangement, Kirkcaldy will cease to be a reporting issuer and its common shares are no longer listed on the TSXV, RRMC is the successor of Kirkcaldy and Tigris Subco and is a wholly-owned subsidiary of the Company and former security holders of Kirkcaldy and Tigris Subco (other than the Company) instead received securities of the Company. On April 20, 2015, the Ordinary Shares of the Company were listed and commenced trading on the TSXV under the trading symbol “RYR”.

Private Placements

In connection with the Arrangement, on December 11, 2014, Tigris Subco completed a non-brokered private placement (the “Private Placement”) pursuant to which it issued and sold 4,393,531 units of Tigris Subco (“Tigris Subco Units”) at a price of $0.30 per Tigris Subco Unit for aggregate gross proceeds of $1,318,130. Each Tigris Subco Unit consisted of one Tigris Subco Share and one Tigris Subco Warrant. The gross proceeds from the Private Placement were placed with an escrow agent and released to Tigris Subco immediately prior to effecting the Arrangement. The Company used the proceeds of the Private Placement to advance its Turkish exploration and development projects and for other working capital needs.

In connection with the Private Placement, Tigris Subco agreed to pay to certain finders (each, a “Finder”) a finder’s fee in respect of Tigris Subco Units purchased by investors introduced by, or whose subscriptions were attributable to the efforts of, such applicable Finder equal to 6.0% of the proceeds from the Tigris Subco Units sold to such investors. In addition, Tigris Subco issued to the Finders an aggregate of 238,750 non-transferable Tigris Subco Finder Warrants, each entitling the holder to purchase one Tigris Subco Share at a price of $0.30 for two years from the closing of the Private Placement. RRM also agreed to reimburse one Finder for certain of its expenses incurred in connection with the Private Placement.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

On October 14, 2015, the Company closed a private placement offering, pursuant to which the Company issued an aggregate of 4,875,000 Ordinary shares of the Company at a price of $0.08 per Ordinary Share, for aggregate gross proceeds of $390,000.

In connection with the private placement, the Company paid cash fees of $6,687 to Loeb Aron & Company Ltd, its placement agent, which represented an amount equal to 7% of the aggregate gross proceeds from subscriptions sourced by it and 1% of the aggregate gross proceeds from subscriptions sourced by the Company. Loeb Aron was also paid a corporate finance fee of £2,500 (CAD$5,061). As additional compensation, the Company also issued warrants to the placement agent entitling it to purchase a number of Ordinary Shares equal to 7% and 1% of the aggregate number of Ordinary Shares issued pursuant to subscriptions sourced by it and the Company, respectively, during the period ending three years from the date hereof and at a price of $0.09 per Ordinary Share.

The net proceeds of the private placement are being used by the Company to advance its La Golondrina gold project in Colombia, and for general working capital purposes.

Business of the Company

The Company is a mineral exploration and development company specializing in highly prospective but under prospected regions. Up until middle 2015, the Company was involved in exploring and developing precious metals assets in Western and Southeastern Turkey. The Company is now focused on the exploration and development of the La Golondrina gold mining project (the “La Golondrina Project”) in the Nariño Province of southern Colombia pursuant to the terms of an option agreement (the “La Golondrina Option Agreement”). On April 4, 2016, the Company, announced that it had executed an option agreement (the “La Redencion Option Agreement”) allowing it to earn 100% of the La Redencion gold mining project (the “La Redencion Project”) also located in the Nariño Province of southern Colombia. A summary description of these option agreements is set out below.

La Golondrina Option Agreement

On October 6, 2015, the Company entered into the La Golondrina Option Agreement over the La Golondrina gold project in Nariño Province of southern Colombia. Under the terms of the La Golondrina Option Agreement the Company has the option to acquire a 100% undivided interest in the La Golondrina Project. In order to exercise the Option, the Company must:

•	pay to the Optionors the aggregate sum of US $30,000 (CAD$39,102) (paid October 13, 2015) within three days of the effective date of the La Golondrina Option Agreement;

•	pay to the Optionors the aggregate sum of US $50,000 on or before the date that the Company first commences drilling on the La Golondrina Project;

•	pay to the Optionors the aggregate sum of US $60,000, payable in three equal installments of US $20,000 on the first, second and third anniversary dates of the effective date of the La Golondrina Option Agreement; and

In addition, the Company must carry out the following exploration work on the La Golondrina Project on or before the third anniversary of the effective date of the La Golondrina Option Agreement:

•	complete detailed surveying and sampling of the mine site and surrounding veins to plan drill holes;

•	complete a detailed review of the induced polarization (IP) survey and ground magnetic survey;

•	carry out a minimum of 1,500 meters of drilling.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

After making these payments and completing this exploration work, the Company may, prior to the third anniversary of the effective date of the La Golondrina Option Agreement, give a notice to the Optionors of its intention to complete a feasibility study. If, after completing the feasibility study, the Company determines that the development of a mine is justified at such time, the Company may exercise the option and, thereupon, it will acquire a 100% interest in the La Golondrina Project (subject to the royalty described below), the Optionors shall cease all mining operations at the La Golondrina project, and the Company shall pay the Optionors an aggregate of US $100,000 per annum until the Company commences commercial production. In the alternative, the Company may, at such time, elect to defer making a production decision and exercising its option for up to a further three years, and instead pay to the Optionors the aggregate sum of US $20,000 per annum during such deferral period.

Upon any exercise by the Company of the option, the Optionors will have the right to elect to receive either:

i.	a 20% net profit royalty to be paid once payback of all capital invested to expand and construct the operation has been made; or

ii.	a 15% net profit royalty, to be paid once payback of all capital invested to expand and construct the operation has been made, plus a 1% net smelter royalty.

La Redencion Option Agreement

On March 31, 2016, the Company entered into an option agreement over the La Redencion gold project in Nariño Province of southern Colombia. Under the terms of the La Redencion Option Agreement the Company has the option to acquire a 100% undivided interest in the La Redencion Project. In order to exercise the Option, the Company must:

•	assist the Optionors to a maximum cost of US $20,000 to complete all ongoing regulatory work to a high level and acquire the additional required approvals for exploration activities on the license area

•	on acquisition of regulatory approvals, pay to the Optionors the aggregate sum of US $20,000

•	pay to the Optionors the aggregate sum of US $25,000 on or before the date that the Company first commences drilling on the La Redención project

•	pay to the Optionors the aggregate sum of US $30,000, payable in three equal installments of US $10,000 on the first, second and third anniversary dates of regulatory approval

•	complete a minimum of 750 meters of drilling at La Redención on or before the third anniversary of the effective date of regulatory approvals

After making these payments and completing this exploration work, the Company may, prior to the third anniversary of the date of regulatory approvals, give a notice to the Optionors of its intention to complete a feasibility study. If, after completing the feasibility study, the Company determines that the development of a mine is justified at such time, the Company may exercise the option and, thereupon, it will acquire a 100% interest in the La Redención project (subject to the royalty described below). In the alternative, the Company may, at such time, elect to defer making a production decision and exercising its option for a period of up to five years, and instead pay to the Optionors the aggregate sum of US $10,000 per annum during such deferral period. Upon any exercise by the Company of the option, the Optionors will have the right to receive a 20% net profit royalty to be paid once payback of all capital invested to explore, develop and construct the operation has been made.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Turkey

RRM held a number of mineral interests in eastern Turkey. The Company held a 100% interest in an intrusion-hosted copper-gold prospect (the “Pertek Project”), which had been explored by the Company since 2010. The southeast of Turkey is considered a highly prospective region for both copper and gold. Up until March 2013, the region was considered problematic due to a conflict between the Kurdistan Workers’ Party (PKK) and the Turkish military. In March 2013, a peace process was announced. This process allowed the Company to gain exploration access to some of the most prospective regions of southeast Turkey. In August 2015, the peace process was suspended and hostilities resumed. Consequently, the Company ceased all operations in southeast Turkey.

On December 14, 2015, the Company completed its purchase and sales agreement (the “Purchase Agreement”) with Ravello Investment Group Limited (“RIG”), pursuant to which the Company agreed to sell, and RIG agreed to buy, all of the issued share capital of RRM Turkey (the “Subsidiary”), which holds the exploration licenses underlying the Pertek Project, an exploration database for Turkey, and certain other equipment and assets related to its former operations in Turkey, for cash proceeds of US$250,000 (CAD$343,017). In addition to the cash payment, RIG will pay a 1% net smelter returns royalty from the sale of all mineral products that are produced or extracted by, or on behalf of, the Subsidiary from its properties comprising the Pertek project and any new further properties acquired through use and application of the Subsidiary’s existing exploration database. RIG will also pay to the Company an amount equal to 5% of the proceeds received by the Subsidiary, RIG and their respective affiliates in connection with the sale of any part of such properties or any other properties that any such party acquires using information from the Subsidiary’s existing exploration database, less the costs incurred by the Subsidiary in the exploration and development and sale of the disposed properties.

The Company also held an “earn-in” joint venture option (the “Turkey Option Agreement”) to acquire up to a 50% direct interest in an epithermal-porphyry gold project (the “Gömeç Project”) located in Balikesir Province, western Turkey, a gold and copper project (the “UğurTepe Project”) in Çanakkale Province, northwestern Turkey, and an exploration license near the town of Íspir in Erzurum Province, eastern Turkey. The Company terminated the Turkey Option Agreement in November 2015 and discontinued all exploration work on these projects in Turkey.

MineralProperties

Introduction

Set forth in this section is a description of RRM’s material mineral projects. All scientific and technical data contained in this MD&A have been reviewed and approved by Dr. Tim Coughlin, BSc (Geology), MSc (Exploration and Mining), PhD (Structural Geology), FAusIMM, President and Chief Executive Officer of RRM and a qualified person as defined by National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI43-101”). The scientific and technical information relating to the La Golondrina Project set forth in this MD&A has been derived from, and in some instances is an extract from, or is based on the report entitled “NI43-101 Technical Report, Royal Road Minerals, La Golondrina Project, La Llanada-Sotomayor Gold District, Nariño, Colombia” (the “Technical Report”), dated Decwmber 2015 and prepared for RRM by Dr. Dennis Arne, P.Geo (BC), MAIG, RPGeo, FAAG and Thomas Branch MSc., FGS. Dr Arne is a “Qualified Person” in accordance with NI 43-101. Dr. Arne, and Mr. Branch are each independent of RRM. Portions of this section are based on assumptions, qualifications and procedures which are not fully described herein.

Reference should be made to the full text of the Technical Report, which is available for review on SEDAR at www.sedar.com. The technical information contained herein has been updated with current information where applicable.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

(a)	La Golondrina Project

Property Description and Location

The La Golondrina Project is an underground mine development project and is located 5 km northwest of the municipality of Los Andes-Sotomayor within the La Llanada gold district, Nariño Department, in southwestern Colombia. It is situated at approximately 2200 masl within the Andean Cordillera, a region characterized by steep topography.

Regional Geology

The Project occurs in the Colombian Andes within Cretaceous marine-sedimentary rocks of the Dagua Group. This belt was accreted to continental South America in the Palaeogene and intruded during the Oligocene by the El Vergel Batholith and associated stocks. Intrusive-related gold mineralization is associated with this magmatic episode in southern Colombia. A tonalitic stock of approximately 800m diameter is evident from limited outcrop, subcrop and underground exposures at La Golondrina. This stock is correlated with the El Vergel Stock located to the west. The tonalite is the major host to gold mineralization at La Golondrina and is surrounded by strongly metasomatized and variably gold-mineralized hornfels, grading outward to a regional and pervasive thermal recrystallization of sedimentary host rock.

Mineralization

Historical mining within the La Golondrina tonalite stock is believed to have commenced in the 1950's, occurred over a vertical extent of nearly 800m and was focused on sub-horizontal quartz-sulphide veins of varying grades and with thicknesses typically between 10 and 40 centimeters, but locally up to 70 centimeters thick. These veins are locally discontinuous, but in some instances have been traced for up to 300 meters distance in floor-plan. Their stack-frequency is presently unknown due to poor bedrock exposure and no previous drilling on the property. The veins carry variable amounts of pyrrhotite, chalcopyrite and pyrite, with quartz and late-stage calcite. Visible gold can be observed in some vein material and is reported from petrographic studies. Wall rock alteration is difficult to observe in the tonalitic host rock but is generally restricted to sulphidation +/- biotite and amphibole alteration within a distance of several meters of the vein margins. The extent of biotite, sericite and chlorite-epidote alteration of hornfels assemblages is not well-defined but may be extensive and associated with gold mineralization.

Exploration Work to Date

Modern exploration of the La Golondrina Project commenced in 1997, with the work of Latin Gold Inc. (“Latin Gold”). Latin Gold executed an option agreement with the owners of the concession and undertook geological mapping, grid soil sampling, and surface and underground sampling over La Golondrina. Work was discontinued and the option agreement was anulled in 1998, reportedly due to the Bre-X scandal and consequent financial fallout. In 2003, AngloGold Ashanti Colombia ("AGA Colombia”) acquired a large exploration land holding in the region consisting of approximately 5,000 Ha. The land holding surrounded and enclosed La Golondrina. In 2011, AGA Colombia made an agreement with the owners of the La Golondrina concession which permitted them to undertake regional mapping and mostly surface rock-chip sampling, including gold fire assays and multi-element analyses of channel, chip and panel samples, as well as selected chip and channel samples of veins. They also undertook a dipole-dipole induced polarization ("IP") and ground magnetics survey over the La Golondrina project and adjacent areas.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

AGA Colombia collected 322 rock-chip samples of which 53 underground vein samples provided an (un-weighted) average grade of 12.43 grams per tonne gold, with values ranging from less than 0.01 to 63.7 grams per tonne gold.

The IP survey identified two large, clearly-defined chargeability anomalies in the western portion of the La Golondrina license area. The northernmost of these anomalies occurs mostly within the hornfels adjacent to the tonalite intrusion which hosts most of the historical gold workings, whereas the southernmost chargeability anomaly appears to be hosted near the contact with tonalitic rock, extending into the hornfels. Smaller discrete chargeability anomalies were also located within the vicinity of known/mapped veins. Chargeability anomalies within the tonalite are likely due to the presence of sulphides. Those present within hornfels rocks adjacent to the intrusion could be due to the presence of either sulphide minerals or graphite.

Ground magnetic data shows several magnetic anomalies including a discrete and very strong north-south trending magnetic high zone which extends over 500m strike extent, subparallel to the tonalite-hornfels contact and correlates closely to a similar anomaly in IP chargeability data. It is considered possible that the magnetic high anomalies may be mapping magnetic pyrrhotite from within gold mineralized quartz veins, or else may reflect the presence of more magnetic intrusions.

The agreement with AGA Colombia was terminated in 2013 and all rights and exploration information were returned to the concession owners.

On March 1, 2016 RRM announced that it had completed a saw-cut channel sampling and mapping program on four active underground mining levels at La Golondrina. The aim of this sampling was to confirm the high-grade nature of vein-hosted gold mineralization and to test vein zones and vein stockwork zones in the host-rock outside of and adjacent to the main vein bodies. A total of 60 saw-cut channel samples were collected. Vein samples across all active workings average 31.1 gram per tonne gold (highest grade 122.9 gram per tonne gold) over highly variable but average vein widths of 0.3 meters (thickest vein 0.97 meters). In some cases, sampled veins form a part of vein zones that extend from and into the floor and roof of underground development and over vertical widths exceeding 2 meters. In most cases it was not possible to complete meaningful grade estimations over these vein zones as individual vein components often extend and disappear into the roof or floor of the underground development. However, where estimated, weighted average gold grades across vein zones returned 11.8 grams per tonne gold over 2 meters and 21.7 grams per tonne over 2.2 meters. Where vein and vein zones extend into hornfels they generally disaggregate into stockwork veinlet zones which sampling reveals can return weighted average grades of 43.0 gram per tonne gold over 0.7 meters and 12.9 gram per tonne gold over 1.25 meters.

Underground mapping has revealed that generally shallow-dipping individual veins and vein zones at La Golondrina can be connected between development levels by steeper-dipping “lift-off” veins resulting in the definition of at-least four currently known vein-zones over a total vertical distance of approximately 40 meters.

(b)	La Redencion Project

Property Description and Location

The La Redencion Project is a small underground mine development project located approximately 450 meters north of the license boundary of the La Golondrina gold project in the Nariño Province of southern Colombia. The La Redención gold project is held under a 25 hectare mining license. The project has not yet been drill-tested and exposure in underground development reveals that the mineralized system has the same geological characteristics to the La Golondrina gold project.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Mineralization

Where exposed, gold mineralization at La Redención is most similar to the “vein-zone” style of gold mineralization at La Golondrina and comprises three or more shallow-dipping parallel veins with subsidiary linking vein structures hosted in tonalite and extending over widths that exceed one meter and in some cases dip off into the floor or roof of the underground development. No previous sampling or modern exploration has been conducted at La Redención.

Business Objectives

In the 2015 calendar year, the Company was initially focused on, among other things, completing the Arrangement and achieving its initial listing of the Ordinary Shares on the TSXV. The Company achieved these key business objectives and is now focused on exploring and developing its precious metals assets in Colombia. All exploration activities in Turkey have ceased, the Turkey Option Agreement has been terminated and the Company has announced the sale of all of the issued share capital of RRM Turkey, which holds the Pertek Project and other assets in southeast Turkey.

Milestones

The most significant events or milestones that must occur for the near term business objectives of the Company to be accomplished are to continue with its exploration activities in Colombia. In particular, key goals include initiating a drilling program at the La Golondrina Project, commencing sampling and mapping at La Redención and initiating environmental and social base line studies in the immediate region.

While the Company believes that it has the skills and resources necessary to accomplish its stated business objectives, participation in the exploration for and development of mineral properties has a number of inherent risks. See the risk factors described under “Risks and Uncertainties” herein for factors that may impact the timing and success of the Company’s planned activities.

Overall Performance

The Company’s current activities consist solely of mineral exploration. No revenue is currently generated from operational activities.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Selected Annual and Quarterly Information

The following is selected financial data derived from the audited consolidated financial statements of the Company at December 31, 2015 and 2014 and 2013 and for the years ended December 31, 2015, 2014 and 2013. Historical results of operations and assets have been restated to reflect the change in accounting policy relating to exploration and evaluation expenditures.

Selected Statement of Financial Position Data

	As at December 31, 2015 ($)	As at December 31, 2014 ($)	As at December 31, 2013 ($)
Total assets	1,112,534	2,592,826	2,156,348
Total non-current liabilities	nil	36,252	22,464

	Year ended December 31, 2015 ($)	Year ended December 31, 2014 ($)	Year ended December 31, 2013 ($)
Net loss	2,151,598	2,550,404	941,488
Net loss per share (basic and diluted)	0.08	0.09	0.05

•

The net loss for the year ended December 31, 2015 consisted primarily of (i) loss from discontinued operation of $546,857 which is mainly composed of gain on sale of $59,077 and exploration and evaluation expenditures of $508,772, (ii) Kirkcaldy takeover costs of $224,811; (iii) finance costs of $514,038; (iv) exploration and evaluation expenditures of $58,035 and (v) overhead expenditure of $859,271.

•

The net loss for the year ended December 31, 2014 consisted primarily of (i) loss from discontinued operations of $1,647,803 which is mainly composed of exploration and evaluation expenditures of $1,490,230; and (ii) overhead expenditure of $838,393.

•

The net loss for the year ended December 31, 2013 consisted primarily of (i) loss from discontinued operations of $810,022 which is mainly composed of exploration and evaluation expenditures of $652,105; and (ii) overhead expenditure of $99,122.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Summary of Quarterly Results

Three Months Ended	Revenue ($)	Profit or (Loss)
		Total ($)	Basic and Diluted Income (Loss) Per Share ($)	Total Assets ($)
2015 – December 31	nil	(162,284)	(0.00)	1,112,534
2015 – September 30	nil	(434,069)	(0.01)	1,138,898
2015 – June 30	nil	(1,182,855)	(0.03)	1,431,769
2015 – March 31	nil	(372,390)	(0.01)	2,255,832
2014 – December 31	nil	(988,400)	(0.04)	2,592,826
2014 – September 30	nil	(1,241,675)	(0.02)	1,976,856
2014 – June 30	nil	(452,337)	(0.01)	2,586,158

Results of Operations

For the year ended December 31, 2015, compared with the year ended December 31, 2014:

For the year ended December 31, 2015, the Company’s net loss was $2,151,598 ($0.06 per share), compared to a net loss of $2,550,404 ($0.09 per share) for the year ended December 31, 2014. The decrease in net loss of $398,806 is a result of the following:

•	Exploration and evaluation expenditures of $58,035 for the year ended December 31, 2015 compared to $nil for the previous year. These expenditures related to the La Golondrina Project in Colombia.

•

Loss from discontinued operations for the year ended December 31, 2015 was $546,857 compared to $1,647,803 for the year ended December 31, 2014. Discontinued operations represent the operations of RRM Turkey, which was sold during December 2015. The main component of discontinued operation related to exploration and evaluation expenditures on the Turkey properties.

•

During the year ended December 31, 2015, employee salaries and benefits totalled $441,520 compared to $507,218 for the prior year. Overall, the Company experienced some employee turnover and employed fewer people in the current period.

•

Finance expenses of $514,038 and Kirkcaldy takeover costs of $224,811 were incurred during the year ended December 31, 2015 compared to $46,416 for the same period in 2014. Current year costs are the result of the loss on the takeover of Kirkcaldy Capital Corp. in connection with the Qualifying Transaction. The fair value of the consideration issued to Kirkcaldy shareholders was $543,202 and the net assets acquired by the Company were $318,391, resulting in a takeover cost of $224,811, which includes $7,539 related to the fair value of options issued to Kirkcaldy shareholders. Also included are the related TSXV listing costs and professional fees directly related to the transaction, and to listing the Company’s shares on the TSXV.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

•	Professional fees increased over the prior year to $385,486 during the year ended December 31, 2015 from $315,086 for the year ended December 31, 2014. Professional fees primarily related to services provided to the Company on a contractual basis in connection with the Chief Financial Officer role as well as consulting fees related to the La Golondrina Project, audit fees, and legal fees.

•	The Canadian dollar weakened during the year ended December 31, 2015, resulting in foreign exchange losses of $51,414 compared to gains of $13,469 for the year ended December 31, 2014.

For the three months ended December 31, 2015, compared with the three months ended December 31, 2014:

For the three months ended December 31, 2015, the Company’s net loss was $162,285 ($0.00 per share), compared to a net loss of $988,400 ($0.04 per share) for the three months ended December 31, 2014. The decrease in net loss of $826,115 is a result of the following:

•

Exploration and evaluation expenditure of $58,035 for the three months ended December 31, 2015 compared to $nil for the previous year. These expenditures related to the La Golondrina Project in Colombia.

•

Loss from discontinued operations for the three months ended December 31, 2015 was $100,339 compared to $839,982 for the three months ended December 31, 2014. Discontinued operations represents the operations of RRM Turkey, which was sold during December 2015. The main component of discontinued operation related to exploration and evaluation expenditures on the Turkey properties.

•

During the three months ended December 31, 2015, employee salaries and benefits totalled $102,521 compared to $140,673 for the prior year. Overall, the Company experienced some employee turnover and employed fewer people in the current period.

•

Professional fees increased over the prior year to $120,076 during the three months ended December 31, 2015 from $27,784 for the three months ended December 31, 2014. Professional fees primarily related to services provided to the Company on a contractual basis in connection with the Chief Financial Officer role as well as consulting fees related to the La Golondrina Project, audit fees, and legal fees.

•	The Canadian dollar weakened during the three months ended December 31, 2015, resulting in foreign exchange losses of $19,963 compared to gains of $1,934 for the three months ended December 31, 2014.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Liquidity and Capital Resources

The Company is wholly dependent on equity financing to further explore and carry out any development of its mineral properties in accordance with its long-term plans. The Company’s liquidity and operating results may be adversely affected if the Company’s access to capital markets is hindered, whether due to a downturn in stock market conditions generally, or because of conditions specific to the Company. The Company has not generated any revenue from operations and does not expect to generate any such revenue in its current or next fiscal year.

The following table summarizes the Company’s cash flows and cash on hand for the respective periods indicated:

	Year ended December 31, 2015 ($)	Year ended December 31, 2014 ($)
Cash and cash equivalents, end of period	969,032	859,205
Net cash used by operating activities	(1,736,517)	(2,568,724)
Net cash used by investing activities	(39,102)	(32,967)
Net cash provided by financing activities	1,937,236	1,377,937

In closings on April 15, 2016 and April 25, 2016, the Company completed the 2016 Private Placement, pursuant to which it issued and aggregate of 26,593,000 Units at a purchase price of $0.05 per Unit for aggregate gross proceeds of $1,329,650. The net proceeds of the 2016 Private Placement and the Company’s other cash on hand is expected to be sufficient to fund Company’s planned exploration activities and its other working capital requirements for the remainder of the current year.

As at December 31, 2015, the Company had a net working capital of $889,256 (December 31, 2014 - $921,775), including total current assets of $1,047,564 (December 31, 2014 - $2,507,977), and current liabilities of $158,308 (December 31, 2014 - $1,586,202). The Company has no long-term debt obligations.

As at December 31, 2015, the Company had cash of $969,032 (December 31, 2014 - $859,205) to settle its accounts payable and accrued liabilities of $158,308 (December 31, 2014 - $268,078). On October 14, 2015, RRM completed a private placement equity financing through the issuance of 4,875,000 common shares of the Company at a price of $0.08 per share, for aggregate proceeds of $390,000, which was mainly be used to advance the Company’s La Golondrina Project in Colombia.

On December 11, 2014, Tigris Subco completed a private placement financing, pursuant to which it issued and sold 4,393,766 Tigris Subco Units at a price of $0.30 per Tigris Subco Unit for aggregate gross proceeds of $1,318,130. Each Tigris Subco Unit consisted of one Tigris Subco Share and one Tigris Subco Warrant. The gross proceeds from the private placement were placed with an escrow agent and released to Tigris Subco immediately prior to effecting the Arrangement.

Contractual Obligations

As at December 31, 2015, the Company had no material contractual obligations.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Off-balance sheet arrangements

The Company had no off balance sheet arrangements as at December 31, 2015.

Transactions with Related Parties

In accordance with IAS 24, key management personnel are persons responsible for planning, directing, and controlling the activities of an entity, and include executive and non-executive directors. The key management personnel of the Company are the directors and officers of the Company.

The Company is the parent and ultimate controlling party of the Group. No individual party had overall control of the Company or Group during the periods being presented. Transactions between the Company and its subsidiary have been eliminated on consolidation.

The amounts due to related parties of the Company at the reporting date, as disclosed below, arose due to transactions entered into with the related parties in the ordinary course of business.

Compensation of key management personnel of the Company

The remuneration of directors and other members of key management personnel during the years ended December 31, 2015 and 2014 was as follows:

	Year ended December 31, 2015
	2015	2014
Salaries	348,874	194,470
Share-based payments[1]	12,378	28,550
	361,252	223,020

1Fair value of vested, share-based payments paid to key management personnel.

The Company pays or has paid certain of its key management personnel through companies owned by certain executive officers and directors as described below.

The Company contracted with Vernon Arseneau, a director of the Company, for geological consultancy services. During the year ended December 31, 2015, cash payments to Mr. Arseneau were $5,010 (2014 – $nil), which are included under professional fees on the consolidate statement of loss and comprehensive loss for the year ended December 31, 2015.

Critical Accounting Judgments and Key Sources of Estimates Uncertainty

Critical judgments in applying the Group’s accounting policies

In the application of the accounting policies of the Company, which are described in Note 2 of the Company’s consolidated financial statements and the notes thereto for the year ended December 31, 2015 and 2014, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The most significant critical judgment that members of management have made in the process of applying the entity’s accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements is the judgment on functional currency.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Functional currency

Management uses its judgment to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions. As part of this approach, management gives priority to indicators like the currency that mainly influences costs and the currency in which those costs will be settled and the currency in which funds from financing activities are generated. The functional currency of the parent is the Canadian dollar. The Company has determined the functional currency of its Colombian subsidiary to be the Colombian Peso and that of its previously held Turkish subsidiary to be the Turkish Lira.

Key sources of estimation uncertainty

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which were fully tradable with no vesting restrictions. This option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the calculated fair value, such value is subject to measurement uncertainty.

Change in Accounting Policy

During the year ended December 31, 2015, the Company retrospectively changed its accounting policy for exploration and evaluation expenditures. Previously, the Company capitalized acquisition costs and deferred exploration and evaluation expenditures of mineral properties to the specific mineral properties, net of recoveries received.

Under the new policy, exploration and evaluation expenditures incurred prior to the establishment of technical feasibility and commercial viability of extracting mineral resources and prior to a decision to proceed with mine development are charged to operations as incurred. As required by IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors The consolidated financial statement impact as at January 1, 2014 is as follows:

Statement of Financial Position	As previously reported	Effect of change in accounting policy	As restated
Exploration and evaluation assets	1,347,323	(1,347,323)	nil
Total non-current assets	1,407,220	(1,347,323)	59,897
Total assets	3,503,671	(1,347,323)	2,156,348
Translation of foreign operations	(70,927)	127,060	56,133
Accumulated deficit	(2,775,813)	(1,474,383)	(4,250,196)
Total shareholders’ equity	3,423,505	(1,347,323)	2,076,182
Total liabilities and shareholders’ equity	3,503,671	(1,347,323)	2,156,348

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

The consolidated financial statement impact as at and for the year ended December 31, 2014 is as follows, after reclassification of expenditures to discontinued operations:

Statement of Financial Position	As previously reported	Effect of change in accounting policy	As restated
Exploration and evaluation assets	2,134,059	(2,134,059)	nil
Total non-current assets	2,218,908	(2,134,059)	84,849
Total assets	4,726,885	(2,134,059)	2,592,826
Translation of foreign operations	(14,995)	66,215	51,220
Accumulated deficit	(4,600,326)	(2,200,274)	(6,800,600)
Total shareholders’ equity	3,104,431	(2,134,059)	970,372
Total liabilities and shareholders’ equity	4,726,885	(2,134,059)	2,592,826

Statement of loss and comprehensive loss	As previously reported	Effect of change in accounting policy	As restated
Exploration and evaluation expenditures – discontinued operations	nil	1,490,230	1,490,230
Impairment of exploration and evaluation assets	764,339	(764,339)	-
Net loss for the year	1,824,513	725,891	2,550,404
Exchange differences arising on translation of foreign operations	(55,932)	60,845	4,913
Comprehensive loss for the year	1,768,581	786,736	2,555,317
Basic and diluted loss per share (1)	(0.06)	(0.03)	(0.09)

Statement of cash flows	As previously reported	Effect of change in accounting policy	As restated
Net loss for the year	($1,824,513)	($725,891)	($2,550,404)
Net loss – adjusted for discontinued operations	nil	nil	(902,601)
Impairment of exploration and evaluation assets	764,339	(764,339)	nil
Cash flows used in operating activities	(1,078,494)	(1,490,230)	(2,568,724)
Exploration and evaluation assets	(1,441,815)	1,441,815	nil
Cash flows used in investing activities	(1,474,782)	1,441,815	(32,967)
Effect on foreign currencies on cash	(48,555)	48,415	(140)

(1) Basic and diluted loss per share has been adjusted to reflect a 2:1 share consolidation

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Future Accounting Policies

The accounting pronouncement detailed in this note has been issued but is not yet effective. The Company has not early adopted this standard and is currently evaluating the impact, if any, that this standard might have on its consolidated financial statements.

(i) IFRS 9 - Financial Instruments ("IFRS 9") was issued by the IASB in July 2014 and will replace IAS 39 - Financial Instruments: Recognition and Measurement ("IAS 39"). IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. A new hedge accounting model is introduced and represents a substantial overhaul of hedge accounting which will allow entities to better reflect their risk management activities in the financial statements. The most significant improvements apply to those that hedge non-financial risk, and so these improvements are expected to be of particular interest to non-financial institutions. The effective date of IFRS 9 was deferred to years beginning on or after January 1, 2018. Earlier application is permitted.

(ii) IFRS 11 – Joint Arrangements provide guidance on the accounting for acquisitions of interests in joint operations constituting a business, The amendments require all such transactions to be accounted for using the principles on business combinations accounting in IFRS 3 ‘Business Combinations’ and other IFRSs, except where those principles conflict with IFRS 11, Acquisitions of interest in joint ventures are not impacted by this new guidance, The amendments are effective for reporting periods beginning on or after January 1, 2016 and are not expected to have a material impact on the consolidated financial statements of the Company at adoption.

(iii) IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”) was issued in May 2014, and establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 Revenue, IAS 11 Construction Contracts and the related interpretations when it becomes effective. This standard will be effective for reporting periods beginning on or after January 1, 2017. As the Company is presently in the exploration and development stage of operations and currently has no revenue producing properties, the application of IFRS 15 is not expected to have a material impact on the consolidated financial statements of the Company at adoption.

(iv) IFRS 16 - Leases (“IFRS 16”) was issued by the IASB in January 2016. IFRS 16 eliminates the current dual model for lessees, which distinguishes between on-balance sheet finance leases and off-balance sheet operating leases. Instead, there is a single, on-balance sheet accounting model that is similar to current finance lease accounting. IFRS 16 is effective for periods beginning on or after January 1, 2019. Earlier application is permitted.

(v) IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in December 2014 in order to clarify, among other things, that information should not be obscured by aggregating or by providing immaterial information, that materiality consideration apply to all parts of the financial statements and that even when a standard requires a specific disclosure, materiality considerations do apply. The amendments are effective for annual periods beginning on or after January 1, 2016, Earlier adoption permitted, The Company has yet to assess the full impact of IAS 1 on its financial statements.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Outlook

The Company is in the exploration stage and is subject to risks and challenges similar to companies in a comparable stage. These risks include, but are not limited to, the challenges of securing adequate capital in view of exploration, development and operational risks inherent in the mining industry as well as global economic and gold price volatility. There is no assurance that the Company’s funding initiatives will continue to be successful to fund its planned exploration activities, which are now focused on the La Golondrina Project in Colombia.

Risks and Uncertainties

Exploration, development and mining of precious metals involve numerous inherent risks as a result of the nature of the business, global economic trends as well as local social, political, environmental and economic conditions in Jersey and Colombia, its areas of operation. As such, the Company is subject to several financial and operational risks that could have a significant impact on its ability to generate any future profitability and its levels of operating cash flows.

The Company assesses and attempts to minimize the effects of these risks through careful management and planning of its operations and hiring qualified personnel, but is subject to a number of limitations in managing risk resulting from its early stage of development and the jurisdiction of its exploration activities.

Below is a summary of the principal risks and related uncertainties facing the Company. Such risk factors could have a material adverse effect on the Company’s business, financial condition and results of operations or the trading price of the Ordinary Shares.

The Company

The Company has a limited history of operations, and is in the early stage of development. As such, the Company is subject to many risks including under-capitalization, cash shortages, and limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of its early stage of operations. The Company does not intend to pay any dividends in the near future. The Company has limited financial resources and has no source of operating cash flow. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further development of the La Golondrina and La Redención Projects.

Dilution Risk

In order to finance future operations and development efforts, the Company may raise funds through the issue of Ordinary Shares or securities convertible into Ordinary Shares. The constating documents of the Company allow it to issue, among other things, an unlimited number of Ordinary Shares for such consideration and on such terms and conditions as may be established by the directors of the Company, in many cases, without the approval of shareholders. The size of future issues of Ordinary Shares or securities convertible into Ordinary Shares or the effect, if any, that future issues and sales of the Ordinary Shares will have on the price of the Ordinary Shares cannot be predicted at this time. Any transaction involving the issue of previously authorized but unissued Ordinary Shares or securities convertible into Ordinary Shares would result in dilution, possibly substantial, to present and prospective shareholders of the Company.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Exploration, Development and Operations

Exploration and development of mineral deposits involves a high degree of risk which even a combination of careful evaluation, experience and knowledge may not eliminate. Few properties which are explored are ultimately developed into producing properties. Estimates of mineral resources and any potential determination as to whether a mineral deposit will be commercially viable can also be affected by such factors as: deposit size, grade, unusual or unexpected geological formations and metallurgy; proximity to infrastructure; metal prices which are highly cyclical; environmental factors; unforeseen technical difficulties; work interruptions; and government regulations, including regulations relating to permitting, prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted. The long-term profitability of the Company’s operations will be in part directly related to the cost and success of its exploration and mine development programs, which may be affected by a number of factors. Substantial expenditures are required to establish reserves through drilling, to develop processes to extract the resources and, in the case of new properties, to develop the extraction and processing facilities and infrastructure at any site chosen for extraction. Although substantial benefits may be derived from the discovery of a major deposit, no assurance can be given that any such deposit will be commercially viable or that the funds required for development can be obtained on a timely basis. Mineral exploration and mining involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These hazards include unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour. Operations in which the Company has a direct or indirect interest will be subject to all the hazards and risks normally incidental to exploration, development and production of minerals, any of which could result in damage to or destruction of mines and other producing facilities, damage to life and property, environmental damage and possible legal liability for any or all damage.

Absence of Mineral Resources

As of the date of this MD&A, no drilling programs or in-depth exploration activities have been carried out on the La Golondrina Project and, as such, no inferred and indicated resources have been defined at the Project. There is no certainty that further exploration and development will result in the definition of any inferred or indicated mineral resources, or any measured resources, or probable or proven reserved at the La Golondrina and La Redención Projects.

Joint Ventures

The Company’s exploration activities with respect to the Gömeç Project and the UğurTepe Project have been discontinued during the year ended December 31, 2015. In the future, the Company may enter into other joint venture and/or option agreements. Any failure of a joint venture partner to meet its obligations to the Company or third parties, or any disputes with respect to the parties’ respective rights and obligations could have a material adverse effect on such joint ventures. In addition the Company may be unable to exert influence over strategic decisions made in respect of properties that are the subject of such joint venture and/or option agreements.

Global Markets and Economic Conditions

Global financial conditions have been characterized by volatility and many financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. The fallout has resulted in the following conditions, which may have an impact on the Company: (i) volatility in commodity prices and foreign exchange rates; (ii) tightening of credit markets characterized by stricter covenant requirements for borrowers and higher interest rate fluctuations; (iii) increased counterparty risk; and (iv) volatility in the prices of publicly traded entities. Although capital markets appear to be stabilizing, a climate of volatility, illiquidity, wide credit spreads, a lack of price transparency, credit losses and tight credit conditions persists. These factors have impacted the ability of the Company to obtain equity or debt financing on terms favourable to the Company in order to fund its operations. These factors, as well as other related factors, may cause further decreases in asset values, which may result in additional impairment losses. If these increased levels of volatility and market turmoil continue, the Company’s operations could continue to be adversely impacted and the trading price of its securities may be adversely affected.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Currency fluctuations

The Company is subject to currency risks. The Company’s functional currency is the Canadian dollar, which is exposed to fluctuations against other currencies. For much of the year ended December 31, 2015, the Company had operations were located in Turkey and many of its expenditures and obligations were denominated in Turkish lira and Euros. During the period then ended, RRM incorporated a subsidiary in Colombia, and is exposed to fluctuations in the Colombian peso. The Company maintains its principal office in Jersey, Channel Islands, maintains cash accounts in U.S. dollars, British Pounds and Canadian dollars and has monetary assets and liabilities in U.S. and Canadian dollars, British Pounds, Turkish lira and Colombian pesos. As such, the Company’s results of operations are subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of the Company. The Company has not undertaken to mitigate transactional volatility in Turkish lira, British Pounds, Pesos, the U.S. dollar or the Canadian dollar at this time. The Company may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

No Assurance of Title to Assets

Establishing title to mineral properties is a very detailed and time-consuming process. Title to and the area of mineral properties may be disputed. There is no guarantee of title to the property. The property may be subject to adverse land claims, prior unregistered agreements or transfers and title may be affected by undetected defects.

The validity of the Company’s mining claims and access rights can be uncertain and may be contested. Although the Company is satisfied it has taken reasonable measures to acquire the rights needed to undertake its operations and activities as currently conducted, some risk exists that some titles and access rights may be defective. No assurance can be given that such claims are not subject to prior unregistered agreements or interests or to undetected or other claims or interests which could be materially adverse to the Company. While the Company has used its best efforts to ensure title to all its properties and secured access to surface rights, these titles or rights may be disputed, which could result in costly litigation or disruption of operations. From time to time, a land possessor may dispute the Company’s surface access rights, and as a result the Company may be barred from its legal occupation rights. Surface access issues have the potential to result in the delay of planned exploration programs, and these delays may be significant. The Company expects that it will be able to resolve these issues, however, there can be no assurance that this will be the case. Future property acquisition, relocation benefits, legal and related costs may be material. There is no guarantee, however, that local residents will support the Company’s operations or projects.

Commodity Prices

Factors beyond the control of the Company may affect the marketability and price of any minerals discovered, if any. Resource prices have fluctuated widely in recent years and are affected by numerous factors beyond the control of the Company, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors cannot be accurately predicted.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Uninsurable Risks

In the course of exploration, development and production of mineral properties, several risks and, in particular, unexpected or unusual geological or operating conditions, may occur. It is not always possible to fully insure against such risks, and the Company may decide not to take out insurance against such risks due to high premiums or for other reasons. Should such liabilities arise they could reduce or eliminate any future profitability and result in an increase in costs and a decline in value of the securities of the Company. The Company will not be insured against most environmental risks. Insurance against environmental risks (including potential liability for pollution or other hazards due to the disposal of waste products occurring from exploration and production) has not been generally available to companies within the industry. The Company will periodically evaluate the cost and coverage of the insurance against certain environmental risks that is available to determine if it would be appropriate to obtain such insurance. Without such insurance, and if the Company becomes subject to environmental liabilities, the payment of such liabilities would reduce or eliminate its available funds or could exceed the funds the Company has to pay such liabilities and result in bankruptcy. Should the Company be unable to fully fund the remedial cost of an environmental problem, it might be required to enter into interim compliance measures pending completion of the required remedy.

Volatile Stock Price

The stock price of the Company is expected to be highly volatile and will be drastically affected by exploration and test results. The Company cannot predict the results of its exploration activities expected to take place in the future. The results of these tests will inevitably affect the Company’s decisions related to further exploration and/or production at any of the properties that the Company may explore in the future and will likely trigger major changes in the trading price of the Ordinary Shares.

Competition

Competition in the mineral exploration business is intense and could adversely affect the ability of the Company to suitably develop its properties. The Company will be competing with many other exploration companies possessing greater financial resources and technical facilities. Accordingly, there is a high degree of competition for desirable mineral claims and leases, suitable prospects for drilling operations and necessary mining equipment, as well as for access to funds. There can be no assurance that the necessary funds can be raised or that any projected work will be completed.

Infrastructure

Mining, processing, development and exploration activities depend on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important requirements, which affect capital and operating costs. Unusual or infrequent weather, phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect future operations of the Company.

Regulatory Matters

The mining industry operates under legislation and regulation governing such matters as land tenure, prices, royalties, environmental protection controls, income, the exportation of copper, gold and other metals, as well as other matters. The industry is also subject to regulation by governments in such matters as the awarding or acquisition of exploration and production rights or other interests, the imposition of specific exploration obligations, environmental protection controls, control over the development and abandonment of properties (including restrictions on production) and possibly expropriation or cancellation of contract rights. Government regulations may be changed from time to time in response to economic or political conditions. The exercise of discretion by governmental authorities under existing regulations, the implementation of new regulations or the modification of existing regulations affecting the mining industry could increase the Company’s costs and have a Material Adverse Effect on the Company. Before proceeding with a project, the participants in the project must obtain all required regulatory approvals. The regulatory approval process can involve stakeholder consultation, environmental impact assessments and public hearings, among other things. In addition, regulatory approvals may be subject to conditions including security deposit obligations and other commitments. Failure to obtain regulatory approvals, or failure to obtain them on a timely basis, could result in delays and abandonment or restructuring of the projects undertaken by the Company and increased costs, all of which could have a Material Adverse Effect on the Company.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Environmental Regulations

The Company’s operations are subject to environmental regulations promulgated by local and federal government agencies from time to time. Environmental legislation provides for restrictions and prohibitions of spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailing disposal areas, which could result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties. In addition, certain types of operations require submissions to and approval of environmental impact assessments. Environmental legislation is evolving in a manner, which means stricter standards and enforcement, and fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations. The Company intends to fully comply with all environmental regulations.

Regulatory and Permitting Delays

A number of approvals, licenses and permits are required for various aspects of exploration and mine development. The Company is uncertain if all necessary permits will be maintained or obtained on acceptable terms or in a timely manner. Future changes in applicable laws and regulations or changes in their enforcement or regulatory interpretation could negatively impact current or planned exploration and development activities or any other projects with which the Company becomes involved. Any failure to comply with applicable laws and regulations or failure to obtain or maintain permits, even if inadvertent, could result in the interruption of production, exploration or development, or material fines, penalties or other liabilities. It remains uncertain if the Company’s existing permits may be affected in the future or if the Company will have difficulties in obtaining all necessary permits that it requires for its proposed or existing mining activities.

In order to maintain mining concessions in good standing under Colombian mining law, concession holders must advance their projects efficiently, including by obtaining the necessary permits prior to stipulated deadlines. The Company has implemented plans to obtain all necessary permits prior to the relevant deadlines. While the Company is confident in its ability to meet all required deadlines or milestones in order to maintain its concessions in good standing, there is risk that the relevant Colombian permitting and licensing authorities will not respond in a timely manner. If these deadlines are not met, the Company believes that extensions to deadlines for obtaining the required approvals and permits could be negotiated so that the concessions would remain in good standing. However, there is no guarantee that the Company will be able to obtain the approvals and permits as planned or, if unable to meet such deadlines, that negotiations for an extension will be successful in order to maintain its concessions in good standing. If the concessions were to expire, this could have a material adverse impact on the Company and its ability to control and develop its Colombian project.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Reliance on Key Personnel

The Company is dependent upon the continued support and involvement of a number of key management personnel. The loss of the services of one or more of such personnel could have a Material Adverse Effect on the Company. The Company’s ability to manage its exploration and development activities and, hence, its success, will depend in large part on the efforts of these individuals. The Company faces intense competition for qualified personnel and there can be no assurance that the Company will be able to attract and retain such personnel. Finding or hiring qualified people or obtaining all necessary services for the Company’s operations may be difficult. It may be difficult to hire qualified people, or to retain service providers, with the requisite expertise who are situated in or willing to work in the relevant local jurisdiction at reasonable rates. If qualified people and services cannot be obtained in the relevant local jurisdiction, the Company may need to obtain those services from people located outside such jurisdiction, which will require work permits and compliance with applicable laws and could result in delays and higher costs to the Company to conduct its operations.

Liquidity Risk

The Company might incur additional debt in order to fund its exploration and development activities, which would continue to reduce its financial flexibility and could have a Material Adverse Effect on the Company’s business, financial condition or results of operation. The Company’s ability to meet any debt obligations and reduce its level of indebtedness depends on future performance. General economic conditions, copper, gold and other metal prices and financial, business and other factors affect the Company’s operations and future performance. Many of these factors are beyond the Company’s control. The Company has no operations that generate cash flow and its long-term financial success is dependent on management’s ability to discover economically viable quantities of precious metals. The exploration process can take many years and is subject to factors that are beyond the Company’s control. Many factors influence the Company’s ability to raise funds, including the health of the resource market, the climate for exploration investment, the Company’s track record and the experience and caliber of its management. The Company cannot assure investors that it will be able to generate sufficient cash flow to pay the interest on any debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. Factors that will affect its ability to raise cash through an offering of securities or a refinancing of its debt include financial market conditions, the value of its assets and performance at the time the Company needs capital. The Company cannot assure investors that it will have sufficient funds to make such payments. If the Company does not have sufficient funds and is otherwise unable to negotiate renewals of its borrowings or arrange new financing, it might have to sell significant assets. Any such sale could have a Material Adverse Effect on the Company’s business, operations and financial results.

Political and Economic Risk in Colombia

The economics of the mining and extraction of precious metals are affected by many factors, including the costs of mining and processing operations, variations of grade of ore discovered or mined, fluctuations in metal prices, foreign exchange rates and the prices of goods and services, applicable laws and regulations, including regulations relating to royalties, allowable production and importing and exporting goods and services. Depending on the price of minerals, the Company may determine that it is neither profitable nor advisable to acquire or develop properties, or to continue mining activities. The Company’s mineral properties are located in Colombia. Economic and political conditions in this country could adversely affect the business activities of the Company. These conditions are beyond the Company’s control, and there can be no assurances that any mitigating actions by the Company will be effective. In the past, Colombia has experienced political and regulatory instability. Changes to existing governmental regulations may affect mineral exploration and mining activities, or the Company’s ability to generate cash flow and profits from operations. Associated risks include, but are not limited to terrorism, corruption, extreme fluctuations in currency exchange rates and high rates of inflation.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Changing laws and regulations relating to the mining industry or shifts in political conditions may increase the costs related to the Company’s activities including the cost of maintaining its properties. Operations may also be affected to varying degrees by changes in government regulations with respect to restrictions on production, price controls, export controls, income taxes, royalties, expropriation of property, environmental legislation and mine safety. The effect of these factors cannot be accurately predicted. Economic instability could result from current global economic conditions, and could contribute to currency volatility and potential increases to income tax rates, both of which could significantly impact the Company’s future profitability.

The Company’s activities are subject to extensive laws and regulations governing worker health and safety, employment standards, waste disposal, protection of historic and archaeological sites, mine development, protection of endangered and protected species and other matters.

Enforcement of Judgments

It may be difficult if not impossible to enforce judgments obtained in Jersey or Canadian courts predicated upon the civil liability provisions of the securities laws of certain provinces against substantially all of the Company’s assets which are located outside Jersey and Canada.

Dividends

To date, the Company has not paid any dividends on its outstanding securities and the Company does not expect to do so in the foreseeable future. Any decision to pay dividends on the Ordinary Shares will be made by the board of directors of the Company on the basis of the Company’s earnings, financial requirements and other conditions.

Litigation

The Company and/or its directors may be subject to a variety of civil or other legal proceedings, with or without merit. Presently the Company and/or its directors and officers are not aware of, or subject to, any legal proceedings.

Risk Management

Mineral exploration and development companies face many and varied kinds of risks. While risk management cannot eliminate the impact of all potential risks, the Company will strive to manage such risks to the extent possible and practical.

Insurance coverage

The mining industry is subject to significant risks that could result in damage to, or destruction of, mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Company’s policies of insurance may not provide sufficient coverage for losses related to these or other risks. The Company’s insurance does not cover all risks that may result in loss or damages and may not be adequate to reimburse the Company for all losses sustained. In particular, the Company does not have coverage for certain environmental losses or certain types of earthquake damage. The occurrence of losses or damage not covered by insurance could have a material and adverse effect on the Company’s cash flows, results of operation and financial condition. In the course of exploration, development and production of mineral properties, certain risks and, in particular, unexpected or unusual geological operating conditions including cave-ins, fires, flooding and earthquakes may occur. It is not always possible to fully insure against such risks and the Company may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the securities of the Company.

Royal Road Minerals Limited
Management’s Discussion and Analysis
Year ended December 31, 2015
Dated – April 28, 2016

Outstanding Share Data

The Company has an authorized share capital of an unlimited number of no par Ordinary Shares, of which 66,020,951 were issued as at the date of this report. Each Ordinary Share entitles the holder to one vote. All shares of the Company rank equally as to dividends, voting powers and participation in assets upon a dissolution or winding up of the Company.

As at the date of this report, the Company also had an aggregate of 28,201,368 share purchase warrants issued and outstanding with a weighted average exercise price of $0.36, each entitling the holder to acquire one Ordinary Share.

In addition, as at the date of this report, the Company had an aggregate of 3,325,000 options issued and outstanding with a weighted average exercise price of $0.27.

Dated April 28, 2016

“Timothy Coughlin”

President & CEO